FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Fourth Quarter and Fiscal 2012
Financial Results
Fiscal 2012 Fourth Quarter Highlights

◦	Net revenue increased 17.9% to $544.8 million over the prior year fourth quarter

◦	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $14.8 million; $26.8 million after adjustments

◦	Diluted net earnings per share of $0.21; Adjusted EPS of $0.39

◦	Adjusted EBITDA increased 23.2% to $54.1 million

◦	Excluding any potential benefit from Medicaid parity, 2013 net revenue growth is projected to be between 13.0% to 14.0%

KNOXVILLE, Tenn. - February 5, 2013 - Team Health Holdings, Inc. ("TeamHealth") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its fourth quarter and full fiscal year of 2012.
“We are pleased with our financial results during the fourth quarter and fiscal year 2012. During the quarter, we once again delivered solid growth across revenue, operating earnings, operating cash flow, and Adjusted EBITDA, while improving Adjusted EBITDA margin over the prior year period. As a result of this strong operating performance in the fourth quarter, we surpassed our fiscal year 2012 financial targets, delivering 18.5% revenue growth and 10.5% Adjusted EBITDA margin,” said TeamHealth President and Chief Executive Officer, Greg Roth.
“Our success in 2012 demonstrates the consistency of our balanced and integrated approach to achieving our financial goals. All of our growth drivers, which include same contract, acquisitions and net contract growth, substantially contributed to our revenue increase. For the quarter, acquisitions continued to play the largest component of our consolidated revenue growth, as we benefited primarily from acquisitions closed during the previous quarters of 2012. Same contract growth was the second largest contributor over the quarter, driven by strong fee for service volume growth, while increases in estimated collections per visit were limited. Net new contracts solidly contributed to growth during the quarter, while achieving some modest margin improvement from the prior year period. Increased operating cash flow provided a source of internal financing for the accelerated pace of acquisition growth during 2012. As we move into 2013, we remain well positioned with a solid acquisition pipeline, as evidenced by the recently announced ED transaction in the Phoenix market, and strong growth opportunities for both same contract and net new contract sales and a balance sheet and capital structure that is well positioned to provide liquidity and support to these growth initiatives. As such, for 2013 we expect to deliver annual net revenue growth of between 13% and 14% and project Adjusted EBITDA margin for the full year of 2013 to be around 10.5%. There continues to be a great deal of uncertainty around the criteria for physician participation and the potential benefits from Medicaid parity as CMS and the states develop the program and provider eligibility regulations. As a result, at this time we are not in a position to provide formal guidance on the expected financial benefit in 2013 for this program. While healthcare reform remains a dynamic topic, we believe our business is well positioned to succeed in this new operating environment,” concluded Mr. Roth.
Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "We are pleased with our successful execution of our growth plan in 2012 and we look forward to delivering strong operating and financial performance in 2013. We continue to utilize our national infrastructure and strong physician leadership to drive operational improvements across our growing network of high quality affiliated providers, while making investments in patient safety, risk management, operational efficiency and customer satisfaction. We remain dedicated to delivering the highest quality of patient care and our proprietary information technology systems and infrastructure investments enable us to help hospitals drive patient safety, operational efficiency and customer satisfaction goals."
Fiscal 2012 Fourth Quarter Results
Net revenue increased 17.9% to $544.8 million from $462.0 million in the fourth quarter of 2011. Acquisitions contributed 10.9%, same contracts contributed 3.8% and new contracts, net of terminations, contributed 3.2% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $17.7 million, or 4.1%, to $448.1 million from $430.3 million in the fourth quarter of 2011. Same contract fee for service volume growth was 5.5%, which was impacted by the emergence of an earlier and more severe flu season during December. Estimated collections on fee for service visits were flat between quarters due to a lower contribution from acuity increases and a more adverse same contract payer mix in the fourth quarter of 2012. Contract and other revenue constrained same contract revenue growth between quarters by 0.1% due primarily to contract revenue reductions in the anesthesia and military divisions. Acquisitions contributed $50.2 million of revenue growth and net new contract revenue increased by $14.9 million between quarters.
Reported net earnings were $14.8 million, or $0.21 diluted net earnings per share, compared to net earnings of $13.3 million, or $0.20 diluted net earnings per share, in the fourth quarter of 2011. The financial results for the fourth quarter of 2012 included $10.7 million ($6.6 million after-tax) of contingent purchase compensation expense, non-cash amortization expense of $8.3 million ($5.3 million after tax) and a loss on the refinancing of debt of $0.2 million ($0.1 million after-tax). Excluding these items, net earnings for the fourth quarter of 2012 would have been $26.8 million and Adjusted EPS would have been $0.39 per share. Financial results for the fourth quarter of 2011 included $5.8 million of contingent purchase compensation expense ($3.5 million after-tax) and non-cash amortization expense of $6.1 million ($3.8 million after-tax). Excluding these items, net earnings for the fourth quarter of 2011 would have been $20.6 million and Adjusted EPS would have been $0.31 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the quarter increased to $54.6 million from $43.7 million in the fourth quarter of 2011. Included in operating cash flows were contingent purchase payments of $13.5 million in the fourth quarter of 2012 and $3.5 million in the fourth quarter of 2011. Excluding the impact of contingent purchase payments cash flows would have been $68.0 million in the fourth quarter of 2012 and $47.1 million in the fourth quarter of 2011. The $20.9 million increase in operating cash flow (excluding the impact of contingent purchase payments) between quarters was principally the result of an increase in profitability and a decrease in working capital funding requirements.
Adjusted EBITDA increased 23.2% to $54.1 million in the fourth quarter of 2012 from $43.9 million in the fourth quarter of 2011, and Adjusted EBITDA margin was 9.9% compared to 9.5% for the same quarter in 2011. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
As of December 31, 2012, the Company had cash and cash equivalents of approximately $41.2 million and $250.0 million of available borrowings under a revolving credit facility (without giving effect to $6.0 million of undrawn letters of credit). The Company's total outstanding debt was $517.8 million. The increase in total debt in the fourth quarter of 2012 was $7.3 million, which reflected the increase associated with the amended credit facility and a $123.0 million decrease in outstanding revolver borrowings.

On November 1, 2012, the Company amended and extended its existing credit facility. The amendment increased the Company's existing Term Loan A Facility to $275.0 million from the prior outstanding amount of $140.6 million and increased the borrowing capacity of the Revolving Credit Facility to $250.0 million from the prior $225.0 million. These increases provided the Company with additional borrowing capacity of $159.4 million. The maturities of both the Term Loan A Facility and Revolving Credit Facility were extended until November 1, 2017. The Company realized a 50 basis point improvement in pricing on both the Term Loan A and the Revolver with pricing based upon a grid tied to the Company's net leverage ratio, but initially set at LIBOR + 1.75%. At the time of the amendment, $85.0 million of the net cash proceeds from the increased Term Loan A were used to repay outstanding borrowings under the Revolving Credit Facility with remaining proceeds retained for other future general corporate purposes. The existing $250.0 million Term Loan B Facility was not subject to the amendment and remains in place with the same terms and conditions.
Fiscal 2012 Full Year Results
Net revenue for the year ended December 31, 2012 increased 18.5% to $2.07 billion from $1.75 billion in fiscal 2011. Acquisitions contributed 11.0% of the growth, new contracts, net of terminations, contributed 4.0% of the growth and same contract revenue contributed 3.5% of the increase in year over year net revenue. Same contract revenue for 2012 increased $61.6 million, or 4.2%, to $1.54 billion from $1.48 billion in 2011. Fee for service volume growth provided a 2.5% increase in same contract revenue growth as the number of visits increased 3.1% from the same contract volume reported in 2011. Increases in estimated collections on fee for service visits of 2.3% provided a 1.5% increase in same contract revenue growth between years. Contract and other revenue contributed 0.2% to same contract growth between years. Acquisitions contributed $191.7 million of growth between years while net new contract revenue increased by $70.4 million.
Reported net earnings were $63.8 million in the year ended December 31, 2012, or $0.93 diluted net earnings per share, compared to net earnings of $65.5 million, or $0.98 diluted net earnings per share, in 2011. The 2012 financial results included $36.9 million ($22.8 million after-tax) of contingent purchase compensation expense, non-cash amortization expense of $29.8 million ($18.9 million after-tax), a loss on the refinancing of debt of $0.2 million ($0.1 million after-tax) and an increase in prior year professional liability loss reserves of $5.2 million ($3.1 million after-tax). Excluding these items, net earnings for 2012 would have been $108.7 million and Adjusted EPS would have been $1.59 per share. Financial results for 2011 included $13.6 million of contingent purchase compensation expense ($8.3 million after-tax), non-cash amortization expense of $17.8 million ($11.1 million after-tax), a loss on the refinancing of debt of $6.0 million ($3.6 million after-tax) and an increase in prior year professional liability loss reserves of $5.3 million ($3.2 million after-tax). Excluding these adjustments, net earnings for 2011 would have been $91.7 million and Adjusted EPS would have been $1.38 per share. See “Non-GAAP Financial Measures

Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the year ended December 31, 2012 was $78.2 million compared to $98.8 million in 2011. Included in operating cash flows were contingent purchase payments of $31.4 million in 2012 and $15.5 million in 2011. Also included in operating cash flows in 2012 were $37.3 million in premium payments related to the loss portfolio transfer in the third quarter. Excluding the impact of contingent purchase and loss transfer payments, operating cash flows in 2012 would have been $146.8 million compared to $114.3 million in 2011, an increase of $32.5 million.
Adjusted EBITDA for the year ended December 31, 2012 increased to $218.2 million from $188.5 million for 2011, and Adjusted EBITDA margin was 10.5% compared to 10.8% for 2011. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, February 6, 2013, to discuss its fourth quarter and full fiscal year 2012 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4592372. The replay will be available until February 13, 2013.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's approximately 8,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share”. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2011	December 31, 2012
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,855	$41,240
Accounts receivable, less allowance for uncollectibles of $265,293 and $337,049 in 2011 and 2012, respectively	307,874	363,779
Prepaid expenses and other current assets	24,021	38,051
Receivables under insured programs	14,129	31,371
Income tax receivable	1,438	—
Total current assets	357,317	474,441
Investments of insurance subsidiary	94,300	72,315
Property and equipment, net	34,674	49,166
Other intangibles, net	101,910	137,944
Goodwill	232,215	337,600
Deferred income taxes	36,188	31,599
Receivables under insured programs	31,581	47,886
Other	40,082	48,448
	$928,267	$1,199,399
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,356	$25,046
Accrued compensation and physician payable	153,674	180,127
Other accrued liabilities	109,649	132,115
Income tax payable	—	1,082
Current maturities of long-term debt	35,000	16,250
Deferred income taxes	38,068	39,489
Total current liabilities	358,747	394,109
Long-term debt, less current maturities	385,000	501,563
Other non-current liabilities	167,120	186,260
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 65,589 and 67,763 shares issued and outstanding at December 31, 2011 and 2012, respectively)	656	678
Additional paid-in capital	541,216	578,553
Accumulated deficit	(527,774)	(464,002)
Accumulated other comprehensive gain	3,302	1,701
Team Health Holdings, Inc. shareholders' equity	17,400	116,930
Noncontrolling interest	—	537
Total shareholders' equity including noncontrolling interest	17,400	117,467
	$928,267	$1,199,399

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended December 31,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$846,635	$983,210
Provision for uncollectibles	384,601	438,370
Net revenues	462,034	544,840
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	362,484	429,236
Professional liability costs	16,464	14,514
General and administrative expenses (includes contingent purchase compensation expense of $5,774 and $10,707 in 2011 and 2012, respectively)	47,275	60,765
Other income	(974)	(280)
Depreciation	3,044	3,883
Amortization	6,116	8,258
Interest expense, net	3,581	4,657
Loss on refinancing of debt	—	194
Transaction costs	1,496	576
Earnings before income taxes	22,548	23,037
Provision for income taxes	9,245	8,221
Net earnings	13,303	14,816
Less: Net earnings attributable to noncontrolling interest	—	37
Net earnings attributable to Team Health Holdings, Inc.	$13,303	$14,779

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.20	$0.22
Diluted	$0.20	$0.21
Weighted average shares outstanding
Basic	65,412	67,352
Diluted	67,075	69,136

Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $165 and $(98) for 2011 and 2012, respectively	307	(183)
Net change in fair value of swaps, net of tax of $359 for 2011	562	—
Comprehensive earnings	14,172	14,633
Comprehensive earnings attributable to noncontrolling interest	—	37
Comprehensive earnings attributable to Team Health Holdings, Inc.	$14,172	$14,596

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	For The Year Ended December 31,
	2011	2012
	(Unaudited) (In thousands, except per share data)
Net revenue before provision for uncollectibles	$3,141,678	$3,738,696
Provision for uncollectibles	1,396,350	1,669,673
Net revenue	1,745,328	2,069,023
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,348,255	1,611,884
Professional liability costs	65,982	71,556
General and administrative expenses (includes contingent purchase compensation expense of $13,575 and $36,850 in 2011 and 2012, respectively)	169,147	220,799
Other expenses (income)	242	(4,757)
Depreciation	12,208	14,495
Amortization	17,756	29,765
Interest expense, net	12,782	16,339
Loss on refinancing of debt	6,022	194
Transaction costs	4,149	4,368
Earnings before income taxes	108,785	104,380
Provision for income taxes	43,264	40,571
Net earnings	65,521	63,809
Less: Net earnings attributable to noncontrolling interest	—	37
Net earnings attributable to Team Health Holdings, Inc.	$65,521	$63,772

Net earnings per share of Team Health Holdings, Inc.
Basic	1.01	0.96
Diluted	0.98	0.93
Weighted average shares outstanding
Basic	65,041	66,371
Diluted	66,580	68,277

Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $988 and $(861) for 2011 and 2012, respectively	1,835	(1,601)
Net change in fair value of swaps, net of tax of $359 for 2011	562	—
Comprehensive earnings	67,918	62,208
Comprehensive earnings attributable to noncontrolling interest	—	37
Total comprehensive earnings attributable to Team Health Holdings, Inc.	$67,918	$62,171

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$13,303	$14,816
Adjustments to reconcile net earnings:
Depreciation	3,044	3,883
Amortization	6,116	8,258
Amortization of deferred financing costs	198	235
Equity based compensation expense	1,349	1,955
Provision for uncollectibles	384,601	438,370
Deferred income taxes	10	(1,494)
Loss on refinancing of debt	—	50
Equity in joint venture income	1,174	944
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(392,642)	(429,498)
Prepaids and other assets	3,826	(6,699)
Income tax accounts	669	(2,199)
Accounts payable	6,957	3,459
Accrued compensation and physician payable	12,488	16,186
Contingent purchase liabilities	2,296	4,580
Other accrued liabilities	(488)	10,416
Professional liability reserves	754	(8,695)
Net cash provided by operating activities	43,655	54,567
Investing Activities
Purchases of property and equipment	(5,925)	(6,310)
Cash paid for acquisitions, net	—	(21,108)
Purchases of investments by insurance subsidiary	(26,843)	(20,744)
Proceeds from investments by insurance subsidiary	25,558	14,473
Net cash used in investing activities	(7,210)	(33,689)
Financing Activities
Payments on notes payable	(2,500)	(4,062)
Proceeds from notes payable	—	134,375
Proceeds from revolving credit facility	154,500	53,000
Payments on revolving credit facility	(189,000)	(176,000)
Payments of financing costs	(520)	(2,810)
Contribution from noncontrolling interest	—	500
Stock issuance costs	—	(198)
Proceeds from the issuance of common stock under stock purchase plans	922	1,013
Proceeds from exercise of stock options	940	7,236
Tax benefit from exercise of stock options	54	237
Net cash (used in) provided by financing activities	(35,604)	13,291
Net increase in cash	841	34,169
Cash and cash equivalents, beginning of period	9,014	7,071
Cash and cash equivalents, end of period	$9,855	$41,240
Supplemental cash flow information:
Interest paid	$3,617	$4,530
Taxes paid	$8,663	$12,842

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	For The Year Ended December 31,
	2011	2012
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$65,521	$63,809
Adjustments to reconcile net earnings:
Depreciation	12,208	14,495
Amortization	17,756	29,765
Amortization of deferred financing costs	1,313	831
Equity based compensation expense	4,053	6,777
Provision for uncollectibles	1,396,350	1,669,673
Deferred income taxes	7,886	2,498
Loss on refinancing of debt	1,654	50
Loss (gain) on disposal or sale of equipment	253	(61)
Equity in joint venture income	(1,057)	(1,257)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,447,870)	(1,707,691)
Prepaids and other assets	3,428	(12,651)
Income tax accounts	605	(4,360)
Accounts payable	3,629	184
Accrued compensation and physician payable	21,408	25,039
Contingent purchase liabilities	(1,918)	13,353
Other accrued liabilities	3,384	(4,698)
Professional liability reserves	10,196	(17,585)
Net cash provided by operating activities	98,799	78,171
Investing Activities
Purchases of property and equipment	(11,977)	(22,005)
Sale of property and equipment	—	171
Cash paid for acquisitions, net	(125,828)	(167,637)
Purchases of investments by insurance subsidiary	(88,561)	(159,657)
Proceeds from investments by insurance subsidiary	84,866	179,180
Other investing activities	90	(2,000)
Net cash used in investing activities	(141,410)	(171,948)
Financing Activities
Payments on notes payable	(408,750)	(11,562)
Proceeds from notes payable	400,000	134,375
Proceeds from revolving credit facility	269,000	736,600
Payments on revolving credit facility	(244,000)	(761,600)
Payments of financing costs	(8,303)	(2,829)
Contribution from noncontrolling interest	—	500
Stock issuance costs	(491)	(1,304)
Proceeds from the issuance of common stock under stock purchase plans	1,794	2,067
Proceeds from exercise of stock options	12,825	27,871
Tax benefit from exercise of stock options	54	1,044
Net cash provided by financing activities	22,129	125,162
Net (decrease) increase in cash and cash equivalents	(20,482)	31,385
Cash and cash equivalents, beginning of period	30,337	9,855
Cash and cash equivalents, end of period	$9,855	$41,240
Supplemental cash flow information:
Interest paid	$14,251	$17,372
Taxes paid	$34,573	$43,394

-continued-

Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Three Months Ended December 31,		For The Year Ended December 31,
	2011	2012	2011	2012
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$13,303	$14,779	$65,521	$63,772
Interest expense, net	3,581	4,657	12,782	16,339
Provision for income taxes	9,245	8,221	43,264	40,571
Depreciation	3,044	3,883	12,208	14,495
Amortization	6,116	8,258	17,756	29,765
Other (income) expenses(a)	(974)	(280)	242	(4,757)
Loss refinancing of debt(b)	—	194	6,022	194
Contingent purchase compensation expense(c)	5,774	10,707	13,575	36,850
Transaction costs(d)	1,496	576	4,149	4,368
Equity based compensation expense(e)	1,349	1,955	4,053	6,777
Insurance subsidiary interest income	491	342	2,244	1,883
Professional liability loss reserve adjustments associated with prior years	—	—	5,345	5,165
Severance and other charges	444	760	1,378	2,822
Adjusted EBITDA	$43,869	$54,052	$188,539	$218,244

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)
For 2011, reflects the write-off of deferred financing costs of $1,654 from the previous term loan as well as certain fees and expenses associated with the debt refinancing in 2011. For 2012, reflects the write-off of deferred financing costs of $50 from the previous term loan as well as certain fees and expenses associated with the debt refinancing in 2012.

(c)	Reflects expense recognized for estimated future contingent payments associated with acquisitions.

(d)	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

(e)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

-continued-

Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended December 31,
	2011		2012
Diluted weighted average shares outstanding	67,075		69,136
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$13,303	$0.20	$14,779	$0.21
Adjustments:
Loss on refinancing of debt, net of tax of $(77) for 2012	—	—	117	—
Contingent purchase compensation expense, net of tax of $(2,292) and $(4,084) for 2011 and 2012, respectively	3,482	0.05	6,623	0.10
Amortization expense, net of tax of $(2,330) and $(2,995) for 2011 and 2012, respectively	3,786	0.06	5,263	0.08
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$20,571	$0.31	$26,782	$0.39

	For The Year Ended December 31,
	2011		2012
Diluted weighted average shares outstanding	66,580		68,277
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$65,521	0.98	$63,772	0.93
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,122) and $(2,051) for 2011 and 2012, respectively	3,223	0.05	3,114	0.05
Loss on refinancing of debt, net of tax of $(2,391) for 2011 and $(77) for 2012	3,631	0.05	117	—
Contingent purchase compensation expense, net of tax of $(5,324) and $(14,043) for 2011 and 2012, respectively	8,251	0.12	22,807	0.33
Amortization expense, net of tax of $(6,656) and $(10,894) for 2011 and 2012, respectively	11,100	0.17	18,871	0.28
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$91,726	$1.38	$108,681	$1.59

-continued-

Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2011	2012
	(in thousands)
Same contracts:
Fee for service revenue	$320,777	$338,846
Contract and other revenue	109,549	109,223
Total same contracts	430,326	448,069
New contracts, net of terminations:
Fee for service revenue	19,525	15,643
Contract and other revenue	11,855	30,602
Total new contracts, net of terminations	31,380	46,245
Acquired contracts:
Fee for service revenue	—	28,717
Contract and other revenue	328	21,809
Total acquired contracts	328	50,526
Consolidated:
Fee for service revenue	340,302	383,206
Contract and other revenue	121,732	161,634
Total net revenue	$462,034	$544,840
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2011	2012
	(in thousands)
Fee for service visits and procedures:
Same contract	2,203	2,323
New and acquired contracts, net of terminations	185	269
Total fee for service visits and procedures	2,388	2,592

-continued-

Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	For The Year Ended December 31,
	2011	2012
	(in thousands)
Same contracts:
Fee for service revenue	$1,102,770	$1,162,722
Contract and other revenue	380,006	381,686
Total same contracts	1,482,776	1,544,408
New contracts, net of terminations:
Fee for service revenue	139,674	157,221
Contract and other revenue	86,404	139,217
Total new contracts, net of terminations	226,078	296,438
Acquired contracts:
Fee for service revenue	30,763	170,714
Contract and other revenue	5,711	57,463
Total acquired contracts	36,474	228,177
Consolidated:
Fee for service revenue	1,273,207	1,490,657
Contract and other revenue	472,121	578,366
Total net revenue	$1,745,328	$2,069,023
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	For The Year Ended December 31,
	2011	2012
	(in thousands)
Fee for service visits and procedures:
Same contract	7,796	8,037
New and acquired contracts, net of terminations	1,351	2,216
Total fee for service visits and procedures	9,147	10,253